PERRITT CAPITAL MANAGEMENT, INC.

Code of Ethics

Amended and Restated as of October 17, 2008

This Code of Ethics (this “Code”) has been adopted by Perritt Capital Management, Inc. (the “Adviser”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust or responsibility.

The Adviser, the Perritt MicroCap Opportunities Fund, Inc. (the “MicroCap Fund”), and the Perritt Funds, Inc. and its series whether one or more (collectively, the “Perritt Fund”), are committed to compliance with all applicable laws.  All employees of the Adviser are expected to maintain high ethical standards of conduct and to comply fully with applicable laws.  In this regard, all employees of the Adviser are required to adhere to applicable rules, codes and guidelines that the Adviser, the MicroCap Fund or the Perritt Fund may adopt from time to time, including, without limitation, employees of the Adviser complying, as applicable, with the Code of Ethics of Perritt MicroCap Opportunities Fund, Inc. and the Code of Ethics of Perritt Funds, Inc. (collectively, the “General Codes of Ethics”).  In addition, each of the MicroCap Fund and the Perritt Fund has adopted a Sarbanes-Oxley Code of Ethics for the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the “Financial Codes of Ethics”), and the “Senior Financial Officers” of each of the MicroCap Fund and the Perritt Fund identified in the Financial Codes of Ethics are required to adhere to it.  To the fullest extent possible, the General Codes of Ethics, the Financial Codes of Ethics and this Code should be read to supplement one another.  If there is a conflict between this Code and the General Codes of Ethics or the Financial Codes of Ethics, then with respect to transactions and activities related to the MicroCap Fund or the Perritt Fund, as applicable, the General Codes of Ethics and the Financial Code of Ethics (with the Financial Code of Ethics taking priority), as the case may be, will control.

I.	DEFINITIONS

As used in this Code, the following terms have the following meanings:

A.
“Access Person” means any Supervised Person (1) who has access to nonpublic information regarding any Managed Account’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or (2) who is involved in making securities recommendations to Managed Accounts, or who has access to such recommendations that are nonpublic or any Advisory Person.  All of the Adviser’s directors and officers are presumed to be Access Persons.

B.
“Advisory Person” means: (1) any director, officer or employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the MicroCap Fund or the Perritt Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the MicroCap Fund or the Perritt Fund with regard to the purchase or sale of Covered Securities by such fund.

C.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

D.
A security is “being considered for purchase or sale” when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E.
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act and the rules and regulations thereunder.

F.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

G.	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(3)	Shares issued by open-end registered investment companies.

H.
“Disinterested Director” means a director of the MicroCap Fund and the Perritt Fund who is not an “interested person” of the funds within the meaning of Section 2(a)(19) of the Investment Company Act and the rules and regulations thereunder.

I.
“Federal Securities Laws” means the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury.

J.
“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

K.
“Investment Personnel” means:  (1) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the MicroCap Fund or the Perritt Fund; and (2) any natural person who controls the Adviser and who obtains information concerning recommendations made to the MicroCap Fund or the Perritt Fund regarding the purchase or sale of securities by such fund.

L.
A “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

M.	“Managed Accounts” include the MicroCap Fund, the Perritt Fund and any other client account for which the Adviser provides investment management services.

N.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

O.
“Reportable Fund” means the MicroCap Fund, the Perritt Fund and any other investment company registered under the Investment Company Act for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act or any investment company registered under the Investment Company Act whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

P.	“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by open-end registered investment companies other than Reportable Funds; and

(5)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds.

Q.
“Supervised Person” means any officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

II.	APPROVAL OF CODE OF ETHICS AND RECORDS

A.
The Board of Directors of the MicroCap Fund and the Perritt Fund, including a majority of the Disinterested Directors, shall approve this Code and any material changes thereto within six months of such change.  Prior to approving this Code and any material changes thereto, the Board of Directors of the MicroCap Fund and the Perritt Fund must determine that this Code contains provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1(b) of the Investment Company Act and shall receive a certification from the Adviser that it has adopted such procedures as are reasonably necessary to prevent Access Persons of the Adviser from violating this Code.

B.	No less frequently than annually, the Chief Compliance Officer of the Adviser shall furnish a report to the Board of Directors of the MicroCap Fund and the Perritt Fund:

1.
Describing any issues arising under this Code since the last report to the Board of Directors, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to such material violations.  Such report shall also include a list of Access Persons under this Code and copies of the reports required by Section IV.B. and Section V.

2.	Certifying that the Adviser has adopted such procedures as are reasonably necessary to prevent Access Persons from violating this Code.

C.
The Adviser’s Chief Compliance Officer or his or her designee shall maintain on behalf of the Adviser, in accordance with, and pursuant to, Rule 204-2 of the Advisers Act, the following: (1) this Code; (2) the reports required by Section II.B.; (3) the written acknowledgments required by Section VII.C.; (4) a record of any violation of this Code, and of any action taken as a result of the violation; (5) a record of the names of the Access Persons; and (6) the reports required by Section IV.B.

III.	EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code shall not apply to:

A.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

B.	Purchases or sales which are non-volitional on the part of either the Access Person or Managed Accounts.

C.	Purchases which are part of an automatic dividend reinvestment plan.

D.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.	PROHIBITED ACTIVITIES

A.
Except in a transaction exempted by Section III of this Code, no Access Person shall purchase or sell, directly or indirectly, any Reportable Security or Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by Managed Accounts or is being purchased or sold by Managed Accounts.  Before an Access Person so purchases or sells a Reportable Security or Covered Security, he or she shall obtain confirmation from the Adviser’s Chief Compliance Officer that to his or her knowledge the proposed purchase or sale would not violate this Section IV.A.  The Adviser’s Chief Compliance Officer shall review all Managed Accounts to determine whether the Reportable Security or Covered Security is being considered for purchase or sale currently, or in the next five business days, or is currently being, or has been in the preceding five business days, purchased or sold for any Managed Accounts.  The Access Person (1) shall delay so purchasing or selling a Reportable Security or Covered Security until such time as he or she has been informed by the Adviser’s Chief Compliance Officer that the proposed purchase or sale would not violate this Section IV.A.; and (2) must complete any such purchase or sale no later than the close of the business day following the day the Access Person was so informed.

Before an Access Person purchases or redeems shares of a Reportable Fund, he or she (1) shall report such proposed purchase or redemption to the Adviser’s Chief Compliance Officer; (2) shall delay so purchasing or redeeming shares of the Reportable Fund until the Access Person has received permission from the Adviser’s Chief Compliance Officer to effect such purchase or redemption; and (3) must complete any such purchase or redemption no later than the close of the business day following the day the Access Person received permission.  The Adviser’s Chief Compliance Officer shall not grant permission for purchases of shares of a Reportable Fund if the Access Person had redeemed shares of the applicable fund within the preceding 90 calendar days, and shall not grant permission for redemptions of shares of the Reportable Fund if the Access Person had purchased shares of the applicable fund within the preceding 90 calendar days.  Additionally the Adviser’s Chief Compliance Officer shall not grant permission for purchases or redemptions of shares of a Reportable Fund which the Adviser determines, in its sole discretion, to be detrimental to the applicable fund because of the timing of the proposed purchase or redemption.

B.
Except in a transaction exempted by Section III of this Code (other than with respect to III.B.), Investment Personnel, including all Access Persons (other than the Adviser’s Chief Compliance Officer) must obtain approval from the Adviser’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.  The Adviser’s Chief Compliance Officer must obtain approval from the Adviser’s President before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.  Prior approval shall not be given if the Adviser’s President or the Adviser’s Chief Compliance Officer, as applicable, believe(s) that the investment opportunity should be reserved for Managed Accounts or is being offered to the individual by reason of his or her position with the Adviser.  The Adviser’s Chief Compliance Officer shall prepare a report of each Initial Public Offering or Limited Offering approved, which report shall identify (1) the individual acquiring the security; (2) the security being acquired; (3) the nature of the acquisition transaction; (4) the basis for determining that the investment opportunity should not be reserved for Managed Accounts; and (5) the basis for determining the investment opportunity is not being offered to the individual by reason of his or her position with the Adviser.

C.
Each Access Person must receive pre-clearance, from the Adviser’s Chief Compliance Officer, on all transactions that the Access Person effects in the Access Person’s brokerage accounts.  This includes equity issues as well as any purchases/sales of Reportable Funds.  Pre-clearance will not be required for any Automatic Investment Plan whether they involve systematic withdrawals or automatic investment.

V.	REPORTING AND COMPLIANCE PROCEDURES

A.
Except as provided in Section V.B. of this Code, every Access Person shall report the information described in Section V.C., Section V.D. and Section V.E. of this Code.  All reports shall be filed with the Adviser’s Chief Compliance Officer and must be filed timely.

B.	1.	An Access Person need not make any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

2.	An Access Person need not make a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

3.
An Access Person need not make a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records so long as the Adviser receives the confirmations or statements no later than 30 calendar days after the end of the applicable calendar quarter.

C.
Every Access Person shall, no later than 10 calendar days after the person becomes an Access Person, file an initial holdings report containing the following information (all of which information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person):

1.
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security or Covered Security in which the Access Person has any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.	The date that the report is submitted by the Access Person.

D.
Every Access Person shall, no later than 30 calendar days after the end of a calendar quarter, file a transaction report, which report must cover, at a minimum, all transactions during the quarter.  (Supporting documents (brokerage statements) should be forwarded when received.  It is strongly recommended that each Access Person authorize the Access Person’s brokerage custodians to provide the Adviser with duplicate statements.)  Each transaction report must contain, at a minimum, the following information:

1.	About each transaction involving a Reportable Security or Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

(a)
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Reportable Security and Covered Security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)	The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the Access Person.

E.
Every Access Person shall, no later than May 30 each year, file an annual holdings report containing the following information as of a date no more than 45 calendar days before the report is submitted:

1.
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.	The date that the report is submitted by the Access Person.

F.
Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.
The Adviser’s Chief Compliance Officer shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code.  The Adviser’s Chief Compliance Officer will review all transaction reports as compared to the supporting documents to ensure compliance with the Code, and will date and initial all reports as evidence that the review has been performed and that there were no violations of the provisions of the Code.  The Adviser’s Chief Compliance Officer shall identify all Access Persons who are required to file reports pursuant to this Section V of this Code and must inform such Access Persons of their reporting obligation.

H.	Compliance with this Code does not relieve Access Persons of their obligations under any other code of ethics.

VI.	SELECTIVE DISCLOSURE POLICY

The Adviser will release portfolio holdings detail only as follows to ensure fair and equitable treatment of all Managed Accounts and fund shareholders:

A.
A Reportable Fund is required by the Securities and Exchange Commission to file its complete portfolio holdings schedule with the Securities and Exchange Commission on a quarterly basis.  This schedule is filed with a Reportable Fund’s annual and semi-annual reports on Form N-CSR for the second and fourth fiscal quarters and on Form N-Q for the first and third quarters.  The portfolio holdings information provided in these reports is as of the end of the quarter in question.  Form N-CSR must be filed with the Securities and Exchange Commission no later than ten (10) calendar days after a Reportable Fund transmits its annual or semi-annual report to its shareholders.  Form N-Q must be filed with the Securities and Exchange Commission no later than sixty (60) calendar days after the end of the applicable quarter.

B.
Service providers that have contracted to provide services to the MicroCap Fund or the Perritt Fund, including, for example, the custodian, the accountant and the administrator, and that require portfolio holdings information in order to perform those services may receive fund holdings information prior to and more frequently than the public disclosure of such information (“non-standard disclosure”).  Non-standard disclosure of portfolio holdings information may also be provided to entities that provide a service to the Adviser, provided that the service is related to the investment advisory services that the Adviser provides to the MicroCap Fund or the Perritt Fund, as applicable, and to a third-party when the applicable fund has a legitimate business purpose for doing so.  Specifically, the disclosure of the portfolio holdings of the MicroCap Fund and the Perritt Fund may include disclosure:

●	to the funds’ auditors for use in providing audit opinions;
●	to financial printers for the purpose of preparing fund regulatory filings;
●	for the purpose of due diligence regarding a merger or acquisition;
●	to a new adviser or sub-adviser prior to the commencement of its management of the applicable fund;
●	to rating agencies for use in developing a rating for the funds;
●	to service providers, such as proxy voting services providers and portfolio-management database providers in connection with their providing services benefiting the funds; and
●	for purposes of effecting in-kind redemptions of securities to facilitate orderly redemption of portfolio assets and minimal impact on remaining fund shareholders.

All non-standard disclosure shall be made in accordance with the Portfolio Holdings Disclosure Policies and Procedures of the MicroCap Fund or the Perritt Fund, as applicable.

C.	There are no restrictions on providing a Managed Account portfolio holdings directly to that Managed Account or any entity authorized by that Managed Account.

VII.	STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS

A.
All Supervised Persons must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state and local governments, including all Federal Securities Laws.  Consistent with their fiduciary responsibilities to the Managed Accounts, all Supervised Persons must place the interests of the Managed Accounts before their own personal interests, and all Supervised Persons are prohibited from taking personal advantage of any opportunity properly belonging to the Adviser or the Reportable Funds.

B.	All Supervised Persons must report any violations of this Code promptly to the Adviser’s Chief Compliance Officer.

C.
The Adviser’s Chief Compliance Officer must provide each Supervised Person with a copy of this Code and any amendments and receive from each Supervised Person an acknowledgement of receipt of this Code, in the form attached hereto as Appendix A.

D.	No affiliated person of the Adviser shall, directly or indirectly in connection with the purchase or sale of a security held or to be acquired by a Reportable Fund:

1.	Employ any device, scheme or artifice to defraud the Reportable Fund;

2.
Make to the Reportable Fund or to the Adviser or the Reportable Fund’s distributor any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Reportable Fund; or

4.	Engage in any manipulative practice with respect to the Reportable Fund.

VIII.	SANCTIONS

Upon discovering a violation of this Code, the Board of Directors of the Adviser may impose such sanctions as it deems appropriate.

APPENDIX A

ACKNOWLEDGMENT OF RECEIPT OF CODE

I acknowledge that I have received:

the Code of Ethics (the “Code”) of Perritt Capital Management, Inc. (the “Adviser”), as amended and restated October 14, 2008.

I represent that:

1.	I have read the Code or the amendment to the Code, as applicable, and understand it.

2.	I understand that the Adviser may impose sanctions, up to and including termination of employment, for violation by me of the Code.

3.	I will comply with the Code in all respects, including reporting to the Chief Compliance Officer violations of the Code of which I become aware.

Employee Signature: ___________________________________

Dated: ______________________________________________